Exhibit 99.1

QKL Stores Inc. Announces Third Quarter 2015 Financial Results

-- 3Q15 Revenue decreased by 4.1% to $58.6 million from $61.1 million in 3Q14 --
-- 3Q15 Gross Profit decreased by 4.5% to $9.8 million from $10.3 million in 3Q14 --

DAQING, China, Nov. 16, 2015 /PRNewswire/ -- QKL Stores Inc. (the "Company") (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China and Inner Mongolia, today announced its financial results for the third quarter ended September 30, 2015.

Mr. Zhuangyi Wang, Chairman and CEO, said, "Our third quarter results generally met our levels of expectation. The variety, value and freshness of our products continue to resonate with our customers driving sales higher. This store growth was also driven by in-store promotional events such as store anniversary celebrations."

"The environment of retailing business is still challenging mainly due to the rising costs and the emerging e-commerce channel. However, we are still confident on the domestic needs because of the urbanization of the third and fourth tier cities that we will achieve a fundamental improvement in the consumer purchasing power during the process."

"We look forward to the upcoming holiday season as we have a number of exciting marketing initiatives planed. Our balance sheet is healthy with a strong cash position, low level of debt and stable flow of cash from operations. We continue to make progress with our store operations and that can result in greater sales and profits over time."

Third Quarter 2015 Financial Results

Revenue in 3rd quarter decreased by $2.5 million, or 4.1%, to $58.6 million for the three months ended September 30, 2015 from $61.1 million for the three months ended September 30, 2014. Same store sales represents sales from stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2014. Same store (42 stores) sales generated approximately $54.8 million in sales in the third quarter of 2015, a decrease of $4.4 million, or 7.4% compared with $59.2 million in net sales in the third quarter of 2014. New store sales increased, reflecting the opening of 3 new stores since January 1, 2014. These stores generated approximately $3.8 million in sales in the third quarter of 2015. The number of stores including supermarkets/hypermarkets and department stores at September 30, 2015 was 45 versus 47 at September 30, 2014.

Gross profit, or total revenue minus cost of sales, decreased by $0.5 million, or 4.5%, to $9.8 million, or 16.7% of net sales, in the third quarter of 2015 from $10.3 million, or 16.8% of net sales, in the third quarter of 2014. The change in gross profit was primarily attributable to a decrease in net sales of $2.5 million and a decrease in cost of sales of $2.0 million in the third quarter of 2015 compared to the third quarter of 2014. The decrease in gross profit relative to net sales was due to competitions arising from the increasing challenge from the online shopping that have significant pricing pressure on our selling of high margin products.

Selling expenses decreased by $2.5 million, or 19.4%, to $10.5 million, or 18.0% of net sales, in the third quarter of 2015, and $13.1 million, or 21.4% of net sales, in the third quarter of 2014. In specific, labor costs decreased by $0.3 million or 5.2%, to $5.5 million in the third quarter of 2015 from $5.8 million in the third quarter of 2014. Promotion expenses decreased by $0.3 million, or 20.0%, to $1.2 million in the third quarter of 2015 from $1.5 million in the third quarter of 2014.  Utilities decreased by $0.2 million, or 11.8%, to $1.5 million in the first quarter of 2015 from $1.7 million in the third quarter of 2014. Preliminary expenses in relation to new store opening was nil and $1.5 million in the third quarter of 2015 and 2014 respectively.

General and administrative expenses decreased by $0.1 million, or 4.0%, to $2.0 million, or 3.3% of net sales, in the third quarter of 2015 from $1.9 million, or 3.3% of net sales, in the third quarter of 2014. There is no significant change to our general and administrative expense.

For the three months ended September 30, 2014, our net loss for the third quarter of 2015 was $3.8 million, or $2.53 per diluted share, from net loss of $5.5 million, or $3.60 per diluted share in the prior year period. The number of shares used in the computation of diluted EPS was 1,522,326 for the third quarter of 2015 and 2014.

Conference Call

The Company will conduct a conference call to discuss its third quarter 2015 results on Monday, November 16, 2015 at 8:30 am ET. Listeners may access the call by dialing #1-719-325-2455. To participate, please dial one of the local access numbers, listed below. The conference call identification number is 10046673.

Participant Dial In (Toll Free):	1-877-870-4263
Participant International:	1-412-317-0790
Canadian Dial In (Toll Free):	1-855-669-9657
China (N) Toll Free:	4001-201203
China (S) Toll Free:	4001-201203
Hong Kong Toll Free:	800-905945

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China and Inner Mongolia. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company's website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's services and projects and the Company's continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:
Mike Li, Investor Relations
+86-459-460-7987

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash	$18,789,468	$9,013,006
Restricted cash	20,506,868	8,623,748
Accounts receivable	936,843	949,211
Inventories	42,851,508	62,605,754
Other receivables	19,565,180	21,375,611
Prepaid expenses	11,232,673	12,114,028
Advances to suppliers	8,524,899	8,653,037
Deferred income tax assets -- current portion	2,828,440	2,839,714
Total current assets	125,235,879	126,174,109
Property, plant and equipment, net	34,335,416	37,843,171
Land use rights, net	637,764	684,375
Deferred income tax assets -- non-current portion	59,570	61,681
Other assets	11,886	11,880
Total assets	$160,280,515	$164,775,216
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term loans	$70,712,467	$60,201,757
Accounts payable	35,689,016	37,206,633
Cash card and coupon liabilities	14,489,950	14,539,728
Customer deposits received	1,968,447	2,005,136
Accrued expenses and other payables	22,665,590	23,147,611
Income taxes payable	32,516	241,189
Total current liabilities	145,557,986	137,342,054
Total liabilities	145,557,986	137,342,054

Shareholders' equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 1,522,326 shares at September 30, 2015 and December 31, 2014	1,522	1,522
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 529,412 shares at September 30, 2015 and December 31, 2014	5,294	5,294
Additional paid-in capital	93,746,014	93,746,014
Retained earnings -- appropriated	8,338,153	8,338,153
Retained earnings	(102,088,725)	(89,116,190)
Accumulated other comprehensive income	14,720,271	14,458,369
Total shareholders' equity	14,722,529	27,433,162
Total liabilities and shareholders' equity	$160,280,515	$164,775,216

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$58,624,419	$61,121,016	$207,615,214	$198,809,303
Cost of sales	48,825,220	50,855,098	173,493,113	165,124,579
Gross profit	9,799,199	10,265,918	34,122,101	33,684,724
Operating expenses:
Selling expenses	10,523,974	13,062,967	37,361,946	35,800,120
General and administrative expenses	1,940,631	2,022,426	6,492,514	7,219,674
Total operating expenses	12,464,605	15,085,393	43,854,460	43,019,794
Loss from operations	(2,665,406)	(4,819,475)	(9,732,359)	(9,335,070)
Non-operating expense:
Interest income	250,179	241,800	540,008	726,416
Interest expense	(1,432,582)	(891,855)	(3,760,497)	(3,670,486)
Total non-operating expense	(1,182,403)	(650,055)	(3,220,489)	(2,944,070)
Loss before income taxes	(3,847,809)	(5,469,530)	(12,952,848)	(12,279,140)
Income taxes	656	11,357	19,687	21,096
Net loss	$(3,848,465)	$(5,480,887)	$(12,972,535)	$(12,300,236)
Comprehensive income statement:
Net loss	$(3,848,465)	$(5,480,887)	$(12,972,535)	$(12,300,236)
Foreign currency translation adjustment	(335,070)	675,064	261,902	(57,107)
Comprehensive loss	$(4,183,535)	$(4,805,823)	$(12,710,633)	$(12,357,343
Weighted average number of shares outstanding:
Basic	1,522,326	1,522,326	1,522,326	1,522,326
Diluted	1,522,326	1,522,326	1,522,326	1,522,326
Losses per share:
Basic	$(2.53)	$(3.60)	$(8.52)	$(8.08)
Diluted	$(2.53)	$(3.60)	$(8.52)	$(8.08)

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Nine Months Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,972,535)	$(12,300,236)
Depreciation	3,023,678	5,084,837
Amortization	23,903	24,173
Share-based compensation	-	306,309
Deferred income tax	(88,564)	(8,770)
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	(20,739)	233,589
Inventories	18,546,323	16,845,228
Other receivables	1,111,685	2,599,829
Prepaid expenses	481,141	2,916,696
Advances to suppliers	(173,189)	2,829,497
Accounts payable	(251,754)	(1,606,320)
Cash card and coupon liabilities	461,646	(293,403)
Customer deposits received	32,921	212
Accrued expenses and other payables	319,512	211,765
Income taxes payable	(206,596)	32,248
Net cash provided by operating activities	10,287,432	16,875,654
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(742,895)	(3,229,057)
Increase of restricted cash	(12,553,657)	-
Net cash used in investing activities	(13,296,552)	(3,229,057)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank borrowings	(71,758,322)	(16,259,555)
Bank loan borrowing	84,716,935	35,771,021
Net cash provided by financing activities	12,958,613	19,511,466
Effect of foreign currency translation	(173,031)	202,404
Net increase in cash	9,949,493	33,360,467
Cash -- beginning of period	9,013,006	9,245,212
Cash -- end of period	$18,789,468	$42,605,679
Supplemental disclosures of cash flow information:
Interest paid	$3,760,497	$3,670,486
Income taxes paid	$228,360	$65,184

SOURCE QKL Stores Inc.

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